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                                                            Exhibit 21.1

dick clark productions, inc.


Subsidiaries & Affiliates
-------------------------

dick clark film group, inc.
dick clark features, inc.
dick clark presentations, inc.
dick clark media archives, inc.
dick clark company music, inc.
dick clark restaurants, inc.
C & C Joint Venture
Match Productions
dick clark corporate productions, inc.
dick clark agency, inc.
geviderm, inc.
Metcalf Restaurants, inc.
Reno Entertainment, Inc.
Dick Clark's American Bandstand Club
Buckeye Entertainment, Inc.
Hoosier Entertainment, Inc.
Kenwood Entertainment


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